EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. REPORTS

FIRST-QUARTER 2003 RESULTS

• First-quarter 2003 earnings per diluted common share totaled 6 cents including favorable items totaling 2 cents per share.

•Volume increased 2 1/2 percent, with growth of 1 1/2 percent in North America and
5 1/2 percent in Europe.

•Company affirms full-year 2003 earnings guidance to a range of $1.15 to
$1.22 per common share.

ATLANTA--April 23, 2003 -- Coca-Cola Enterprises Inc. ("CCE") today reported first-quarter 2003 net income applicable to common shareowners of $27 million, or 6 cents per diluted common share. These results compare to net income of $9 million, or 2 cents per diluted common share for the same period last year. First-quarter 2003 results include 1 cent per diluted common share from the sale of a hot-fill manufacturing facility to The Coca-Cola Company, and 1 cent per diluted common share from favorable interest expense related to certain interest rate swap agreements. Foreign currency translations contributed approximately 1 cent per diluted common share to first quarter earnings.

Operating income totaled $178 million for the quarter, a decrease of 1 percent versus prior year results, reflecting higher operating expenses and depreciation costs. First-quarter operating income includes $8 million attributable to the sale of the hot-fill production facility.

Physical case bottle and can volume increased 2 1/2 percent on a comparable* basis for the quarter. Continued growth in Coca-Cola trademark brands, noncarbonated beverages and water contributed to North American volume growth of 1 1/2 percent. Strong volume increases in Great Britain and France contributed to volume growth in Europe of 5 1/2 percent compared to first quarter 2002, when volume grew 7 1/2 percent. The shift of the Easter holiday into the second quarter of 2003 negatively affected North American volume comparisons by approximately 1 percent.

Consolidated net pricing per case was up 1 1/2 percent in the first quarter over prior year, excluding the effects of currency translations. Net pricing per case in North America grew 1 1/2 percent in the quarter, while pricing in Europe grew 1 percent in local currency. Consolidated cost of sales per case was flat versus prior year on a currency-neutral basis.

"In the first quarter, we maintained our volume momentum in both carbonated and noncarbonated brands and achieved North American pricing improvement despite a challenging operating environment," said Lowry F. Kline, chairman and chief executive officer. "We are pleased with our progress in both North America and Europe thus far, and with the opportunities we see ahead to achieve the volume and pricing improvement needed to reach our full-year earnings target."

The strength of Vanilla Coke and our diet cola portfolio were important factors in first quarter volume growth in North America. The continued growth of Dasani and our Minute Maid juice drinks also contributed to our first-quarter performance.

"Vanilla Coke has created greater consumer awareness and improved in-store marketing opportunities, which strengthens each of our Coca-Cola trademark brands," said John R. Alm, president and chief operating officer. "Going forward in 2003, we believe our strong brand portfolio - enhanced by the introduction of Sprite Remix and the full-year benefit of diet Vanilla Coke - gives us the tools to achieve continued volume and pricing growth."

Adoption of EITF 02-16

In first-quarter 2003, CCE adopted the FASB Emerging Issues Task Force (EITF) accounting standard 02-16 which outlines how companies are to account for funding received from vendors. As required by EITF 02-16, we now include direct marketing and other support received from The Coca-Cola Company and other licensors in cost of sales. These payments were previously included in net operating revenues and selling, delivery, and administrative expense. Equipment service income, previously recorded in selling, delivery, and administrative expense, is now reflected in net operating revenues. Prior financial results have been reclassified to reflect this accounting treatment. Operating profit and net income are unaffected by these changes.

Full-Year 2003 Outlook

Coca-Cola Enterprises continues to expect full-year 2003 earnings per common share in a range of $1.15 to $1.22, an increase of 12 percent to 18 percent over 2002 results.

CCE will webcast its first quarter conference call with analysts and investors live over the Internet today at 10 a.m. (ET). The call can be accessed through our Web site at www.cokecce.com.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 73 of our 2002 Annual Report.

* The calculation of comparable volume growth adjusts for acquisitions and one less selling day in first quarter 2003.

COCA-COLA ENTERPRISES INC.
KEY OPERATING INFORMATION

                                                             Currency
                                                             Neutral
               First Quarter 2003                   Change    Change
               ------------------                   -------  ---------
Net Pricing Per Case (Bottle and Can) (a)           5 1/2%   1 1/2%
Cost of Sales Per Case (Bottle and Can) (b)         4 1/2 %      Flat
Physical Case Bottle and Can Volume (c)
     Consolidated                                   2 1/2%
     North America                                  1 1/2%
     Europe                                         5 1/2%
Fountain Gallon Volume                             (7 1/2)%

(a) Net pricing per case is calculated as invoice pricing less allowances.

(b) Direct marketing credits are excluded from our calculation of cost of sales per case.

(c) Volume results have been adjusted to include acquisitions completed in 2002, and the shift of one selling day from the first quarter to the fourth quarter.

COCA-COLA ENTERPRISES INC.

CONSOLIDATED INCOME STATEMENTS
(Unaudited; In Millions Except Per Share Data)

                                                    First Quarter
                                             -------------------------
                                               2003     2002(a) Change
                                             -------  -------   ------
Net Operating Revenues                       $3,667   $3,466       6%
Cost of Sales                                 2,148    2,063       4%
                                             -------  -------
Gross Profit                                  1,519    1,403       8%
Selling, Delivery, and
     Administrative Expenses                  1,341    1,223      10%
                                             -------  -------
Operating Income                                178      180      (1)%
Interest Expense, Net                           140      164
Other Nonoperating Income, Net                    4        -
                                             -------  -------
Income Before Income Taxes                       42       16
Income Tax Expense                               14        6
                                             -------  -------
Net Income                                       28       10
Preferred Stock Dividends                         1        1
                                             -------  -------
Net Income Applicable to
     Common Shareowners                      $   27   $    9
                                             =======  =======
Basic Average Common Shares
     Outstanding                                452      447
                                             =======  =======
Basic Net Income Per Share
     Applicable to Common
     Shareowners (b)                         $ 0.06   $ 0.02
                                             =======  =======
Diluted Average Common Shares
   Outstanding                                  460      453
                                             =======  =======
Diluted Net Income Per Share
     Applicable to Common
     Shareowners (b)                         $ 0.06   $ 0.02
                                             =======  =======
EBITDA Data:
     Income Before Income Taxes              $   42   $   16
     Interest Expense, Net                      140      164
     Depreciation                               255      230
     Amortization                                21       19
                                             -------  -------
EBITDA                                       $  458   $  429       7%
                                             =======  =======

(a) Amounts shown above reflect the January 1, 2003 adoption of EITF 02-16. To conform to the current year presentation, first quarter 2002 results reflect the following reclassifications:
(1) approximately $189 million of direct marketing support, previously recorded in net operating revenues, is now reflected as a reduction to cost of sales, (2) approximately $13 million of
Jumpstart funding, previously included in SD&A expense, is now shown as a reduction to cost of sales, and (3) $13 million of equipment service income was reclassified from SD&A expense to net operating revenues.

(b) Per share data calculated prior to rounding to millions.

COCA-COLA ENTERPRISES INC.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions)

                                                     March    December
                                                       28,       31,
                                                      2003      2002
                                                  ----------- --------
                                                  (Unaudited)
ASSETS
Current
     Cash and cash investments                       $    16  $    68
     Trade accounts receivable, net                    1,882    1,681
     Inventories                                         795      719
     Prepaid expenses and other current assets           375      376
                                                     -------- --------
          Total Current Assets                         3,068    2,844

Net Property, Plant, and Equipment                     6,398    6,393

Goodwill, Licensee Intangible Assets,
 Customer Distribution Contracts and
 Other Noncurrent Assets, Net                         15,321   15,138
                                                     -------- --------
                                                     $24,787  $24,375
                                                     ======== ========
LIABILITIES AND SHAREOWNERS' EQUITY
Current
     Accounts payable and accrued expenses           $ 2,423  $ 2,668
     Current portion of long-term debt                 1,252      787
                                                     -------- --------
          Total Current Liabilities                    3,675    3,455

Long-Term Debt, Less Current Maturities               11,206   11,236
Retirement and Insurance Programs and
    Other Long-Term Obligations                        1,845    1,798
Long-Term Deferred Income Tax Liabilities              4,593    4,539

Shareowners' Equity                                    3,468    3,347
                                                     -------- --------
                                                     $24,787  $24,375
                                                     ======== ========